Exhibit 99.1

FORWARD-LOOKING STATEMENTS

Statements included herein that are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words, such as “believes,” “estimates,” “anticipates,” “expects” and other words of similar meaning in connection with a discussion of future operating or financial performance. These may include, among others, statements relating to:

•	the senior notes offering and the anticipated use of proceeds therefrom, and Crown’s ability to implement it on the terms described herein;

•	Crown’s plans or objectives for future operations, products or financial performance;

•	Crown’s indebtedness and other contractual obligations;

•	the impact of an economic downturn or growth in particular regions;

•	anticipated uses of cash;

•	cost reduction efforts and expected savings;

•	Crown’s policies with respect to executive compensation; and

•	the expected outcome of contingencies, including with respect to asbestos-related litigation and Crown’s pension and postretirement liabilities.

These forward-looking statements are made based upon Crown’s expectations and beliefs concerning future events impacting Crown and, therefore, involve a number of risks and uncertainties. Crown cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

Important factors that could cause the actual results of operations or financial condition of Crown to differ include, but are not necessarily limited to:

•	the ability of Crown to expand successfully in international and emerging markets;

•	whether the sales and profits of Signode will continue to grow;

•	whether the operations of Signode are successfully integrated into Crown’s operations;

•	the ability of Crown to repay, refinance or restructure its short and long-term indebtedness on adequate terms and to comply with the terms of its agreements relating to debt;

•	the impact of the recent European Sovereign debt crisis;

•	the impact of the United Kingdom’s expected withdrawal from the European Union;

•	Crown’s ability to generate significant cash to meet its obligations and invest in its business and to maintain appropriate debt levels;

•	restrictions on Crown’s use of available cash under its debt agreements;

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changes or differences in U.S. or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates (and the effectiveness of any currency or interest rate hedges), tax rates and tax laws (including with respect to taxation of unrepatriated non-U.S. earnings or as a result of the depletion of net loss or foreign tax credit carryforwards);

•	the impact of the 2017 U.S. Tax Cuts and Jobs Act (the “Tax Act”) on Crown;

•	the impact of foreign trade laws and practices;

•	the collectability of receivables;

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war or acts of terrorism that may disrupt Crown’s production or the supply or pricing of raw materials, including in Crown’s Middle East operations, impact the financial condition of customers or adversely affect Crown’s ability to refinance or restructure its remaining indebtedness;

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changes in the availability and pricing of raw materials (including aluminum can sheet, steel tinplate, energy, water, inks and coatings) and Crown’s ability to pass raw material, energy and freight price increases and surcharges through to its customers or to otherwise manage these commodity pricing risks;

•	Crown’s ability to obtain and maintain adequate pricing for its products, including the impact on Crown’s revenue, margins and market share and the ongoing impact of price increases;

•	energy and natural resource costs;

•	the cost and other effects of legal and administrative cases and proceedings, settlements and investigations;

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the outcome of asbestos-related litigation (including the number and size of future claims and the terms of settlements, and the impact of bankruptcy filings by other companies with asbestos-related liabilities, any of which could increase the asbestos-related costs of Crown Cork & Seal Company, Inc., a subsidiary of Crown (“Crown Cork”) over time, the adequacy of reserves established for asbestos-related liabilities, Crown Cork’s ability to obtain resolution without payment of asbestos-related claims by persons alleging first exposure to asbestos after 1964, and the impact of state legislation dealing with asbestos liabilities and any litigation challenging that legislation and any future state or federal legislation dealing with asbestos liabilities);

•	Crown’s ability to realize deferred tax benefits;

•	changes in Crown’s critical or other accounting policies or the assumptions underlying those policies;

•	labor relations and workforce and social costs, including Crown’s pension and postretirement obligations and other employee or retiree costs;

•	investment performance of Crown’s pension plans;

•	costs and difficulties related to the acquisition of a business and integration of acquired businesses;

•	the impact of any potential dispositions, acquisitions or other strategic realignments, which may impact Crown’s operations, financial profile, investments or levels of indebtedness;

•	Crown’s ability to realize efficient capacity utilization and inventory levels and to innovate new designs and technologies for its products in a cost-effective manner;

•	competitive pressures, including new product developments, industry overcapacity, or changes in competitors’ pricing for products;

•	Crown’s ability to achieve high capacity utilization rates for its equipment;

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Crown’s ability to maintain, develop and capitalize on competitive technologies for the design and manufacture of products and to withstand competitive and legal challenges to the proprietary nature of such technology;

•	Crown’s ability to protect its information technology systems from attacks or catastrophic failure;

•	the strength of Crown’s cyber-security;

•	Crown’s ability to generate sufficient production capacity;

•	Crown’s ability to improve and expand its existing product and product lines;

•	the impact of overcapacity on the end-markets Crown serves;

•	loss of customers, including the loss of any significant customers;

•	changes in consumer preferences for different packaging products;

•	the financial condition of Crown’s vendors and customers;

•	weather conditions, including their effect on demand for beverages and on crop yields for fruits and vegetables stored in food containers;

•	the impact of natural disasters, including in emerging markets;

•	changes in governmental regulations or enforcement practices, including with respect to environmental, health and safety matters and restrictions as to foreign investment or operation;

•	the impact of increased governmental regulation on Crown and its products, including the regulation or restriction of the use of bisphenol-A;

•	the impact of Crown’s recent initiatives to generate additional cash, including the reduction of working capital levels and capital spending;

•	the ability of Crown to realize cost savings from its restructuring programs;

•	Crown’s ability to maintain adequate sources of capital and liquidity;

•	costs and payments to certain of Crown’s executive officers in connection with any termination of such executive officers or a change in control of Crown;

•	the impact of existing and future legislation regarding refundable mandatory deposit laws in Europe for non-refillable beverage containers and the implementation of an effective return system;

•	the impact of existing and future legislation regarding the taxation of sugar-sweetened beverages or energy drinks;

•	the impact of new tariffs and potential limits on steel supply in the U.S. from certain foreign countries; and

•	changes in Crown’s strategic areas of focus, which may impact Crown’s operations, financial profile or levels of indebtedness.

Some of the factors noted above are discussed elsewhere herein. While Crown periodically reassesses material trends and uncertainties affecting Crown’s results of operations and financial condition, Crown does not intend to review or revise any particular forward-looking statement in light of future events.

SUMMARY

Unless the context otherwise requires: (i) “Crown” refers to Crown Holdings, Inc. and its subsidiaries on a consolidated basis, (ii) “Crown Cork” refers to Crown Cork & Seal Company, Inc. and not its subsidiaries; (iii) “Crown European Holdings” refers to Crown European Holdings S.A. and not its subsidiaries; (iv) “Crown Americas” refers to Crown Americas LLC and not its subsidiaries; and (v) “Signode” refers collectively to Signode Industrial Group Holdings Lux S.à r.l. and Signode Industrial Group Holdings US Inc., and each of their respective subsidiaries on a consolidated basis.

Crown Holdings, Inc.

Crown is a worldwide leader in the design, manufacture and sale of packaging products and equipment for consumer goods and industrial products. Crown’s packaging for consumer goods include steel and aluminum cans for food, beverage, household and other consumer products, glass bottles for beverage products, metal vacuum closures and steel crowns sold through Crown’s sales organization to the soft drink, food, citrus, brewing, household products, personal care and various other industries. Crown’s packaging for industrial products includes steel and plastic strap consumables and equipment, paper-based protective packaging, and plastic film consumables and equipment, which are sold into the metals, food and beverage, construction, agricultural, corrugated and other industries. At December 31, 2018, Crown operated 241 plants along with sales and service facilities throughout 47 countries and had approximately 33,000 employees.

The following chart demonstrates the breadth of Crown’s product portfolio and its geographic presence by division:

	Americas	Europe	Asia- Pacific
Food cans	*	*	*
Beverage cans	*	*	*
Aerosol cans	*	*	*
Specialty cans	*	*	*
Glass bottles	*
Closures and caps	*	*	*
Can-making equipment		*
Transit Packaging	*	*	*

Divisions and Operating Segments

Crown’s business is organized geographically within four divisions: Americas, Europe, Asia Pacific and Transit Packaging. Within each division, Crown is generally organized along product lines. Within the Americas and European divisions, Crown has determined that it has the following reportable segments: Americas Beverage within the Americas, and European Beverage and European Food within Europe. Crown’s Transit Packaging Division, which was acquired as part of the Signode acquisition in 2018, is a reportable segment. Crown’s Asia Pacific Division is a reportable segment which primarily consists of beverage can operations and also includes Crown’s non-beverage can operations, primarily food cans and specialty packaging.

Crown’s non-reportable segments include Crown’s food can and closures business in North America, aerosol can businesses in North America and Europe, its promotional packaging business in Europe and its tooling and equipment operations in the U.S. and U.K.

Business Strengths

Crown’s principal strength lies in its ability to meet the changing needs of its global customer base with products and processes from a broad range of well-established packaging businesses. Crown believes that it is well-positioned within the packaging industry because of its:

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Global leadership positions. Crown is a leading producer of food, beverage and aerosol cans, closures and packaging for industrial products in North America, Europe and Asia. Crown maintains its leadership through an extensive geographic presence, with 241 plants located throughout the world as of December 31, 2018. Its large manufacturing base allows Crown to service its customers locally while achieving significant economies of scale.

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Strong customer base. Crown provides packaging to many of the world’s leading consumer products companies. Major customers include Anheuser-Busch InBev, Coca-Cola, Keurig Dr Pepper, Heineken, Molson Coors, Pepsi-Cola and Refresco among others. These consumer products companies represent generally stable businesses that provide consumer staples such as soft drinks, alcoholic beverages, foods and household products. In addition, Crown has long-standing relationships with many of its largest customers.

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Broad and diversified product base. Crown produces a wide array of products differentiated by type, purpose, size, shape and benefit to customers. Crown is not dependent on any specific product market since no product in any one geographical region represents a substantial share of total revenues.

•	Business and industry fundamentals. Fundamental changes in its business, including price increases, cost reduction initiatives and working capital reductions, have improved Crown’s business outlook.

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Technological leadership resulting in superior new product and process development. Crown believes that it possesses the technology, processes and research, development and engineering capabilities to allow it to provide innovative and value-added packaging solutions to its customers, as well as to design cost-efficient manufacturing systems and materials.

•	Financially disciplined management team. Crown’s current executive leadership is focused on improving profit and increasing free cash flow.

•	All levels of Crown’s management are committed to minimizing capital employed in their respective businesses.

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Crown is prudent about its capital spending, attempting to pursue projects that provide an adequate return. In place of high capital spending, Crown attempts to maximize the usefulness of all assets currently employed.

Business Strategy

Crown has several key business strategies:

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Grow in targeted markets. Crown plans to capitalize on its leading positions by targeting geographic areas with strong growth potential. Crown believes that it is well-positioned to take advantage of the growth potential in Southern and Eastern Europe with numerous plants already established in those markets. In addition, as a leading packaging supplier to the Middle Eastern, Southeast Asian and Latin American markets, Crown will work to benefit from the anticipated growth in the consumption of consumer goods in these regions. Crown may consider acquisitions to grow its business (within developed or developing markets).

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Increase margins through ongoing cost reductions. Crown plans to continue to reduce manufacturing costs, enhance efficiencies and drive return on invested capital through investments in equipment and technology and through improvements in productivity and material usage and by maintaining a disciplined approach to managing supplier contracts.

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Maximize cash flow generation. Crown has established performance-based incentives to increase its free cash flow and operating income. In recent years Crown has used available cash flow to complete acquisitions, invest in emerging markets and repurchase Crown common stock, and Crown may in the future use free cash flow to reduce indebtedness, complete acquisitions, invest in emerging or developed markets, repurchase stock or to fund regular dividend payments on Crown common stock.

•	Crown uses the economic profit concept in connection with its executive compensation program, which requires each business unit to exceed prior year’s returns on the capital that it employs.

•	Crown will continue to attempt to focus its capital expenditures on projects that provide an adequate return.

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Serve the changing needs of the world’s leading consumer products companies through technological innovation. Crown intends to capitalize on the demand of its customers for higher value-added packaging products. By continuing to improve the physical attributes of its products, such as strength of materials and graphics, Crown plans to further improve its existing customer relationships, as well as attract new customers.

Risks Related to Crown’s Business

Crown’s international operations, which generated approximately 73% of its consolidated net sales in 2018, are subject to various risks that may lead to decreases in its financial results.

Crown is an international company, and the risks associated with operating in foreign countries may have a negative impact on Crown’s liquidity and net income. Crown’s international operations generated approximately 73% of its consolidated net sales in the year ended 2018, 78% of its consolidated net sales in 2017, and 77% of its consolidated net sales in 2016. In addition, Crown’s business strategy includes continued expansion of international activities, including within developing markets and areas, such as the South America, Eastern Europe and Asia (including India), that may pose greater risk of political or economic instability. Approximately 35% of Crown’s consolidated net sales in the year ended 2018 and approximately 38% of Crown’s consolidated net sales in the years ended 2017 and 2016 were generated outside of the developed markets in Western Europe, the United States and Canada. Furthermore, if economic conditions in Europe deteriorate, there will likely be a negative effect on Crown’s European business, as well as the businesses of Crown’s European customers and suppliers. If a further downturn in European economic conditions ultimately leads to a significant devaluation of the euro, the value of Crown’s financial assets that are euro denominated would be significantly reduced when translated to U.S. dollars for financial reporting purposes. Any of these conditions could ultimately harm Crown’s overall business, prospects, operating results, financial condition and cash flows.

Emerging markets are a focus of Crown’s international growth strategy. The developing nature of these markets and the nature of Crown’s international operations generally are subject to various risks, including:

•	foreign government’s restrictive trade policies;

•	inconsistent product regulation or policy changes by foreign agencies or governments;

•	duties, taxes or government royalties, including the imposition or increase of withholding and other taxes on remittances and other payments by non-U.S. subsidiaries;

•	customs, import/export and other trade compliance regulations;

•	foreign exchange rate risks;

•	difficulty in collecting international accounts receivable and potentially longer payment cycles;

•	increased costs in maintaining international manufacturing and marketing efforts;

•	non-tariff barriers and higher duty rates;

•	difficulties associated with expatriating cash generated or held abroad in a tax-efficient manner and changes in tax laws;

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difficulties in enforcement of contractual obligations and intellectual property rights and difficulties in protecting intellectual property or sensitive commercial and operations data or information technology systems generally;

•	exchange controls;

•	national and regional labor strikes;

•	geographic, language and cultural differences between personnel in different areas of the world;

•	high social benefit costs for labor, including costs associated with restructurings;

•	civil unrest or political, social, legal and economic instability, such as recent political turmoil in the Middle East;

•	product boycotts, including with respect to the products of Crown’s multi-national customers;

•	customer, supplier, and investor concerns regarding operations in areas such as the Middle East;

•	taking of property by nationalization or expropriation without fair compensation;

•	imposition of limitations on conversions of foreign currencies into dollars or payment of dividends and other payments by non-U.S. subsidiaries;

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hyperinflation and currency devaluation in certain foreign countries where such currency devaluation could affect the amount of cash generated by operations in those countries and thereby affect Crown’s ability to satisfy its obligations;

•	war, civil disturbance, global or regional catastrophic events, natural disasters, including in emerging markets, and acts of terrorism;

•	geographical concentration of Crown’s factories and operations and regional shifts in its customer base;

•	periodic health epidemic concerns;

•	the complexity of managing global operations; and

•	compliance with applicable anti-corruption or anti-bribery laws.

There can be no guarantee that a deterioration of economic conditions in countries in which Crown operates or may seek to operate in the future would not have a material impact on Crown’s results of operations.

As Crown seeks to expand its business globally, growth opportunities may be impacted by greater political, economic and social uncertainty and the continuing and accelerating globalization of businesses could significantly change the dynamics of Crown’s competition, customer base and product offerings.

Crown’s efforts to grow its businesses depend to a large extent upon access to, and its success in developing market share and operating profitably in, geographic markets including, but not limited to the Middle East, South America, Eastern Europe and Asia (including India). In some cases, countries in these regions have greater political and economic volatility, greater vulnerability to infrastructure and labor disruptions and differing local customer product preferences and requirements than Crown’s other markets. Operating and seeking to expand business in a number of different regions and countries exposes Crown to multiple and potentially conflicting cultural practices, business practices and legal and regulatory requirements that are subject to change, including those related to tariffs and trade barriers, investments, property ownership rights, taxation, repatriation of earnings and regulation of advanced technologies. Such expansion efforts may also use capital and other resources of Crown that could be invested in other areas. Expanding business operations globally also increases exposure to currency fluctuations which can materially affect Crown’s financial results. As these emerging geographic markets become more important to Crown, its competitors are also seeking to expand their production capacities and sales in these same markets, which may lead to industry overcapacity that could adversely affect pricing, volumes and financial results in such markets. Although Crown is taking measures to adapt to these changing circumstances, Crown’s reputation and/or business results could be negatively affected should these efforts prove unsuccessful.

Crown may not be able to manage its anticipated growth, and it may experience constraints or inefficiencies caused by unanticipated acceleration and deceleration of customer demand.

Unanticipated acceleration and deceleration of customer demand for Crown’s products may result in constraints or inefficiencies related to Crown’s manufacturing, sales force, implementation resources and administrative infrastructure, particularly in emerging markets where Crown is seeking to expand production. Such constraints or inefficiencies may adversely affect Crown as a result of delays, lost potential product sales or loss of current or potential customers due to their dissatisfaction. Similarly, over-expansion, including as a result of overcapacity due to expansion by Crown’s competitors, or investments in anticipation of growth that does not materialize, or develops more slowly than Crown expects, could harm Crown’s financial results and result in overcapacity.

To manage Crown’s anticipated future growth effectively, Crown must continue to enhance its manufacturing capabilities and operations, information technology infrastructure, and financial and accounting systems and controls. Organizational growth and scale-up of operations could strain its existing managerial, operational, financial and other resources. Crown’s growth requires significant capital expenditures and may divert financial resources from other projects, such as the development of new products or enhancements of existing products or reduction of Crown’s outstanding indebtedness. If Crown’s management is unable to effectively manage Crown’s growth, its expenses may increase more than expected, its revenue could grow more slowly than expected and it may not be able to achieve its research and development and production goals. Crown’s failure to manage its anticipated growth effectively could have a material effect on its business, operating results or financial condition.

Crown’s profits will decline if the price of raw materials or energy rises and it cannot increase the price of its products, and Crown’s financial results could be adversely affected if Crown was not able to obtain sufficient quantities of raw materials.

Crown uses various raw materials, such as steel, aluminum, tin, water, natural gas, electricity and other processed energy, as well as materials derived from crude oil and natural gas, such as polyethylene and polypropylene resins, in its manufacturing operations. Sufficient quantities of these raw materials may not be available in the future or may be available only at increased prices. Crown’s raw material supply contracts vary as to terms and duration, with steel contracts typically one year in duration with fixed prices and aluminum contracts typically multi-year in duration with fluctuating prices based on aluminum ingot costs. The availability of various raw materials and their prices depends on global and local supply and demand forces, governmental regulations (including tariffs and duties), level of production, resource availability, transportation, and other factors, including natural disasters such as floods and earthquakes. In particular, in recent years the consolidation of steel suppliers, shortage of raw materials affecting the production of steel and the increased global demand for steel, including in China and other developing countries, have contributed to an overall tighter supply for steel, resulting in increased steel prices and, in some cases, special surcharges and allocated cut backs of products by steel suppliers. In addition, new tariffs and potential limits on steel supply in the United States from certain foreign countries could further negatively impact Crown’s ability to obtain sufficient quantities of steel at competitive prices. Moreover, future steel supply contracts may provide for prices that fluctuate or adjust rather than provide a fixed price during a one-year period. As a result of continuing global supply and demand pressures, other commodity-related costs affecting Crown’s business may increase as well, including natural gas, electricity and freight-related costs.

The prices of certain raw materials used by Crown, such as steel, aluminum, resins and processed energy, have historically been subject to volatility. In 2018, consumption of steel and aluminum represented 21% and 36% of Crown’s consolidated cost of products sold, excluding depreciation and amortization. While certain, but not all, of Crown’s contracts pass through raw material costs to customers, Crown may be unable to increase its prices to offset increases in raw material costs without suffering reductions in unit volume, revenue and operating income. In addition, any price increases may take effect after related cost increases, reducing operating income in the near term. Significant increases in raw material costs, such as due to new tariffs in the United States, may increase Crown’s working capital requirements, which may increase Crown’s average outstanding indebtedness and interest expense and may exceed the amounts available under Crown’s senior secured credit facilities and other sources of liquidity. In addition, Crown hedges raw material costs on behalf of certain customers and may suffer losses if such customers are unable to satisfy their purchase obligations.

If Crown is unable to purchase steel, aluminum, resins or other raw materials for a significant period of time, Crown’s operations would be disrupted and any such disruption may adversely affect Crown’s financial results. If customers believe that Crown’s competitors have greater access to raw materials, perceived certainty of supply at Crown’s competitors may put Crown at a competitive disadvantage regarding pricing and product volumes.

Crown is subject to the effects of fluctuations in foreign exchange rates, which may reduce its net sales and cash flow.

Crown is exposed to fluctuations in foreign currencies as a significant portion of its consolidated net sales, costs, assets and liabilities, are denominated in currencies other than the U.S. dollar. Crown’s international operations generated approximately 73% of its consolidated net sales in the year ended 2018, 78% of its consolidated net sales in the year ended 2017, and 77% of its consolidated net sales in the year ended 2016. Volatility in exchange rates may increase the costs of its products, impair the purchasing power of its customers in different markets, result in significant competitive benefit to certain of its competitors who incur a material part of their costs in other currencies than it does, and increase its hedging costs and limit its ability to hedge exchange rate exposure. In its consolidated financial statements, Crown translates local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period. During times of a strengthening U.S. dollar, its reported international revenue and earnings will be reduced because the local currency will translate into fewer U.S. dollars. Conversely, a weakening U.S. dollar will effectively increase the dollar-equivalent of Crown’s expenses and liabilities denominated in foreign currencies. Although Crown may use financial instruments such as foreign currency forwards from time to time to reduce its exposure to currency exchange rate fluctuations in some cases, it may not elect or have the ability to implement hedges or, if it does implement them, there can be no assurance that such agreements will achieve the desired effect.

For the year-ended December 31, 2018, a 0.10 movement in the average euro rate would have reduced net income by $22 million.

Pending and future asbestos litigation and payments to settle asbestos-related claims could reduce Crown’s cash flow and negatively impact its financial condition.

Crown Cork, a wholly-owned subsidiary of Crown, is one of many defendants in a substantial number of lawsuits filed throughout the United States by persons alleging bodily injury as a result of exposure to asbestos. In 1963,

Crown Cork acquired a subsidiary that had two operating businesses, one of which is alleged to have manufactured asbestos-containing insulation products. Crown Cork believes that the business ceased manufacturing such products in 1963.

Crown recorded pre-tax charges of less than $1 million, $3 million and $21 million to increase its accrual for asbestos-related liabilities in 2018, 2017 and 2016. As of June 30, 2019, Crown Cork’s accrual for pending and future asbestos-related claims and related legal costs was $288 million, including $236 million for unasserted claims. Crown determines its accrual without limitation to a specific time period. Assumptions underlying the accrual include that claims for exposure to asbestos that occurred after the sale of the subsidiary’s insulation business in 1964 would not be entitled to settlement payouts and that state statutes described under Note O included in Crown’s consolidated financial statements, including Texas and Pennsylvania statutes, are expected to have a highly favorable impact on Crown Cork’s ability to settle or defend against asbestos-related claims in those states and other states where Pennsylvania law may apply.

During the year ended December 31, 2018, Crown Cork received approximately 2,000 new claims, settled or dismissed approximately 1,500 claims, and had approximately 56,000 claims outstanding at the end of the period. Of these outstanding claims, approximately 16,500 claims relate to claimants alleging first exposure to asbestos after 1964 and approximately 39,500 relate to claimants alleging first exposure to asbestos before or during 1964, of which approximately 13,000 were filed in Texas, 1,500 were filed in Pennsylvania, 6,000 were filed in other states that have enacted asbestos legislation and 19,000 were filed in other states. The outstanding claims at December 31, 2018 also exclude approximately 19,000 inactive claims. Due to the passage of time, Crown considers it unlikely that the plaintiffs in these cases will pursue further action. The exclusion of these inactive claims had no effect on the calculation of Crown’s accrual as the claims were filed in states where Crown’s liability is limited by statute. Crown devotes significant time and expense to defend against these various claims, complaints and proceedings, and there can be no assurance that the expenses or distractions from operating Crown’s businesses arising from these defenses will not increase materially.

On October 22, 2010, the Texas Supreme Court, in a 6-2 decision, reversed a lower court decision, Barbara Robinson v. Crown Cork & Seal Company, Inc., No. 14-04-00658-CV, Fourteenth Court of Appeals, Texas, which had upheld the dismissal of an asbestos-related case against Crown Cork. The Texas Supreme Court held that the Texas legislation was unconstitutional under the Texas Constitution when applied to asbestos-related claims pending against Crown Cork when the legislation was enacted in June of 2003. Crown believes that the decision of the Texas Supreme Court is limited to retroactive application of the Texas legislation to asbestos-related cases that were pending against Crown Cork in Texas on June 11, 2003 and therefore continues to assign no value to claims filed after June 11, 2003.

Crown Cork made cash payments of $21 million in 2018 and $30 million in each of the years, 2017 and 2016 for asbestos-related claims including settlement payments and legal fees. These payments have reduced and any such future payments will reduce the cash flow available to Crown Cork for its business operations and debt payments.

Asbestos-related payments including defense costs may be significantly higher than those estimated by Crown Cork because the outcome of this type of litigation (and, therefore, Crown Cork’s reserve) is subject to a number of assumptions and uncertainties, such as the number or size of asbestos-related claims or settlements, the number of financially viable responsible parties, the extent to which state statutes relating to asbestos liability are upheld and/or applied by the courts, Crown Cork’s ability to obtain resolution without payment of asbestos-related claims by persons alleging first exposure to asbestos after 1964, and the potential impact of any pending or future asbestos-related legislation. Accordingly, Crown Cork may be required to make payments for claims substantially in excess of its accrual, which could reduce Crown’s cash flow and impair its ability to satisfy its obligations.

As a result of the uncertainties regarding its asbestos-related liabilities and its reduced cash flow, the ability of Crown to raise new money in the capital markets is more difficult and more costly, and Crown may not be able to access the capital markets in the future.

Crown has significant pension plan obligations worldwide and significant unfunded postretirement obligations, which could reduce Crown’s cash flow and negatively impact its results of operations and its financial condition.

Crown sponsors various pension plans worldwide, with the largest funded plans in the United Kingdom, the United States and Canada. In 2018, 2017 and 2016, Crown contributed $20 million, $294 million and $103 million to its pension plans. Pension expense was $45 million, including settlement charges of $38 million, in 2018 and is expected to be $42 million in 2019, using foreign currency exchange rates in effect at December 31, 2018. In addition, Crown may trigger additional settlement charges in 2019 of approximately $50 million. A 0.25% change in the 2019 expected rate of return assumptions would change 2019 pension expense by approximately $11 million. A 0.25% change in the discount rates assumptions as of December 31, 2018 would change 2019 pension expense by approximately $4 million. Crown may be required to accelerate the timing of its contributions under its pension plans. The actual impact of any accelerated funding will depend upon the interest rates required for determining the plan liabilities and the investment performance of plan assets. An acceleration in the timing of pension plan contributions could decrease Crown’s cash available to pay its outstanding obligations and its net income and increase Crown’s outstanding indebtedness.

Based on current assumptions, Crown expects to make pension contributions of $17 million in 2019, $19 million in 2020, $61 million in 2021, $90 million in 2022 and $100 million in 2023. Future changes in the factors used to determine pension contributions, including investment performance of plan assets, could have a significant impact on Crown’s future contributions and its cash flow available for debt reduction, capital expenditures or other purposes.

The difference between pension plan obligations and assets, or the funded status of the plans, significantly affects the net periodic benefit costs of Crown’s pension plans and the ongoing funding requirements of those plans. Among other factors, significant volatility in the equity markets and in the value of illiquid alternative investments, changes in discount rates, investment returns and the market value of plan assets can substantially increase Crown’s future pension plan funding requirements and could have a negative impact on Crown’s results of operations and profitability. As long as Crown continues to maintain its various pension plans, Crown will continue to incur additional pension obligations. Crown’s pension plan assets consist primarily of common stocks and fixed income securities and also include alternative investments such as interests in private equity and hedge funds. If the performance of plan assets does not meet Crown’s assumptions or discount rates continue to decline, the underfunding of the pension plans may increase and Crown may have to contribute additional funds to the pension plans, and its pension expense may increase. In addition, Crown’s supplemental executive retirement plan and retiree medical plans are unfunded.

Crown’s U.S. funded pension plans are subject to the Employee Retirement Income Security Act of 1974, or “ERISA”. Under ERISA, the Pension Benefit Guaranty Corporation, or “PBGC”, has the authority to terminate an underfunded plan under certain circumstances. In the event its U.S. pension plans are terminated for any reason while the plans are underfunded, Crown will incur a liability to the PBGC that may be equal to the entire amount of the underfunding, which under certain circumstances may be senior to the Notes. In addition, as of December 31, 2018 the unfunded accumulated postretirement benefit obligation, as calculated in accordance with U.S. generally accepted accounting principles, for retiree medical benefits was approximately $147 million, based on assumptions set forth under Note T included in Crown’s consolidated financial statements.

Acquisitions or investments that Crown is considering or may pursue could be unsuccessful, consume significant resources and require the incurrence of additional indebtedness.

Crown may consider acquisitions and investments that complement its existing business. These possible acquisitions and investments involve or may involve significant cash expenditures, debt incurrence (including the incurrence of additional indebtedness under Crown’s senior secured revolving credit facilities or other secured or unsecured debt), operating losses and expenses that could have a material effect on Crown’s financial condition and operating results.

In particular, if Crown incurs additional debt, Crown’s liquidity and financial stability could be impaired as a result of using a significant portion of available cash or borrowing capacity to finance an acquisition. Moreover, Crown may face an increase in interest expense or financial leverage if additional debt is incurred to finance an acquisition, which may, among other things, adversely affect Crown’s various financial ratios and Crown’s compliance with the conditions of its existing indebtedness. In addition, such additional indebtedness may be incurred under Crown’s senior secured credit facilities or otherwise secured by liens on Crown’s assets.

Acquisitions involve numerous other risks, including:

•	diversion of management time and attention;

•	failures to identify material problems and liabilities of acquisition targets or to obtain sufficient indemnification rights to fully offset possible liabilities related to the acquired businesses;

•	difficulties integrating the operations, technologies and personnel of the acquired businesses;

•	inefficiencies and complexities that may arise due to unfamiliarity with new assets, businesses or markets;

•	disruptions to Crown’s ongoing business;

•	inaccurate estimates of fair value made in the accounting for acquisitions and amortization of acquired intangible assets which would reduce future reported earnings;

•	the inability to obtain required financing for the new acquisition or investment opportunities and Crown’s existing business;

•	the need or obligation to divest portions of an acquired business;

•	challenges associated with operating in new geographic regions;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects;

•	potential loss of key employees, contractual relationships, suppliers or customers of the acquired businesses or of Crown; and

•	inability to obtain required regulatory approvals.

To the extent Crown pursues an acquisition that causes it to incur unexpected costs or that fails to generate expected returns, Crown’s financial position, results of operations and cash flows may be adversely affected, and Crown’s ability to service its indebtedness, including the Notes, may be negatively impacted.

Crown’s principal markets may be subject to overcapacity and intense competition, which could reduce Crown’s net sales and net income.

Food and beverage cans are standardized products, allowing for relatively little differentiation among competitors. This could lead to overcapacity and price competition among food and beverage can producers, if capacity growth outpaced the growth in demand for food and beverage cans and overall manufacturing capacity exceeded demand. These market conditions could reduce product prices and contribute to declining revenue and net income and increasing debt balances. As a result of industry overcapacity (including in developed markets and certain emerging markets) and price competition, Crown may not be able to increase prices sufficiently to offset higher costs or to generate sufficient cash flow. The North American and European food and beverage can markets, in particular, are considered to be mature markets, characterized by slow growth and a sophisticated distribution system. Competitive pricing pressures, overcapacity, the failure to develop new product designs and technologies for products, as well as other factors, such as consolidation among our competitors, could cause Crown to lose existing business or opportunities to generate new business and could result in decreased cash flow and net income.

Crown is subject to competition from substitute products and decreases in demand for its products, which could result in lower profits and reduced cash flows.

Crown is subject to substantial competition from producers of alternative packaging made from glass, paper, flexible materials and plastic. Crown’s sales depend heavily on the volumes of sales by Crown’s customers in the food and beverage markets. Changes in preferences for products and packaging by consumers of prepackaged food and beverage cans significantly influence Crown’s sales. Changes in packaging by Crown’s customers may require Crown to re-tool manufacturing operations, which could require material expenditures. In addition, a decrease in the costs of, or a further increase in consumer demand for, alternative packaging could result in lower profits and reduced cash flows for Crown. For example, increases in the price of aluminum and steel and decreases in the price of plastic resin, which is a petrochemical product and may fluctuate with prices in the oil and gas market, may increase substitution of plastic food and beverage containers for metal containers or increases in the price of steel may increase substitution of aluminum packaging for aerosol products. Moreover, due to its high percentage of fixed costs, Crown may be unable to maintain its gross margin at past levels if it is not able to achieve high capacity utilization rates for its production equipment. In periods of low world-wide demand for its products or in situations where industry expansion created excess capacity, Crown experiences relatively low capacity utilization rates in its operations, which can lead to reduced margins during that period and can have an adverse effect on Crown’s business.

The Transit Packaging Division also faces substantial competition from many regional and local competitors of various sizes in the manufacture, distribution and sale of its products. Its products compete, to some extent, with various other packaging materials, including other products made of paper, plastics, wood and various types of metal. Although the division has long-term relationships with many of its customers, these relationships are typically not contractual. As a result, its customers may unilaterally reduce the purchase of its products and the division may not be able to quickly replace that revenue source, which could harm Crown’s financial results.

Crown’s business results depend on its ability to understand its customers’ specific preferences and requirements, and to develop, manufacture and market products that meet customer demand.

Crown’s ability to develop new product offerings for a diverse group of global customers with differing preferences, while maintaining functionality and spurring innovation, is critical to its success. This requires a thorough understanding of Crown’s existing and potential customers on a global basis, particularly in potential high developing markets, including South America, Eastern Europe and Asia (including India). Failure to deliver quality products that meet customer needs ahead of competitors could have a significant adverse effect on Crown’s business.

Loss of third-party transportation providers upon whom Crown depends or increases in fuel prices could increase Crown’s costs or cause a disruption in Crown’s operations.

Crown depends generally upon third-party transportation providers for delivery of products to customers. Strikes, slowdowns, transportation disruptions or other conditions in the transportation industry, including, but not limited to, shortages of truck drivers, disruptions in rail service, decreases in the availability of vessels or increases in fuel prices, could increase Crown’s costs and disrupt Crown’s operations and its ability to service customers on a timely basis.

The loss of a major customer and/or customer consolidation could reduce Crown’s net sales and profitability.

Many of Crown’s largest customers have acquired companies with similar or complementary product lines. This consolidation has increased the concentration of Crown’s business with its largest customers. In many cases, such consolidation has been accompanied by pressure from customers for lower prices, reflecting the increase in the total volume of product purchased or the elimination of a price differential between the acquiring customer and the company acquired. Increased pricing pressures from Crown’s customers may reduce Crown’s net sales and net income.

The majority of Crown’s sales are to companies that have leading market positions in the sale of packaged food, beverages and household products to consumers. Although no one customer accounted for more than 10% of its net sales in the years ended 2018, 2017 or 2016, the loss of any of its major customers, a reduction in the purchasing levels of these customers or an adverse change in the terms of supply agreements with these customers could reduce Crown’s net sales and net income. A continued consolidation of Crown’s customers could exacerbate any such loss.

Crown’s business is seasonal and weather conditions could reduce Crown’s net sales.

Crown manufactures packaging primarily for the food and beverage can market. Its sales can be affected by weather conditions. Due principally to the seasonal nature of the soft drink, brewing, iced tea and other beverage industries, in which demand is stronger during the summer months, sales of Crown’s products have varied and are expected to vary by quarter. Shipments in the U.S. and Europe are typically greater in the second and third quarters of the year. Unseasonably cool weather can reduce consumer demand for certain beverages packaged in its containers. In addition, poor weather conditions that reduce crop yields of packaged foods can decrease customer demand for its food containers.

Crown is subject to costs and liabilities related to stringent environmental and health and safety standards.

Laws and regulations relating to environmental protection and health and safety may increase Crown’s costs of operating and reduce its profitability. Crown’s operations are subject to numerous U.S. federal and state and non-U.S. laws and regulations governing the protection of the environment, including those relating to operating permits, treatment, storage and disposal of waste, the use of chemicals in Crown’s products and manufacturing process, discharges into water, emissions into the atmosphere, remediation of soil and groundwater contamination and protection of employee health and safety. Future regulations may impose stricter environmental or employee safety requirements affecting Crown’s operations or may impose additional requirements regarding consumer health and safety, such as potential restrictions on the use of bisphenol-A, a starting material used to produce internal and external coatings for some food, beverage, and aerosol containers and metal closures. The European Chemicals Agency now classifies bisphenol-A as a “substance of very high concern” and although the United States Food and Drug Administration (“FDA”) currently permits the use of bisphenol-A in food packaging materials and confirmed in a January 2010 update that studies employing standardized toxicity tests have supported the safety of current low levels of human exposure to bisphenol-A, the FDA noted in that January 2010 update, that more research was needed, and further suggested reasonable steps to reduce exposure to bisphenol-A. The FDA subsequently entered into a consent decree under which it agreed to issue, by March 31, 2012, a final decision on a citizen’s petition requesting the agency take further regulatory steps with regard to bisphenol-A. On March 30, 2012, the FDA denied the request, responding, in part, that the appropriate course of action was to continue scientific study and review of all new evidence regarding the safety of bisphenol-A. In March 2010, the EPA issued an action plan for bisphenol-A, which includes, among other things, consideration of whether to add bisphenol-A to the chemical concern list on the basis of potential environmental effects and use of the EPA’s Design for the Environment program to encourage reductions in bisphenol-A manufacturing and use. Moreover, certain U.S. Congressional bodies, states and municipalities, as well as certain foreign nations and some member states of the European Union, such as Denmark, Belgium and France, have considered, proposed or already passed legislation banning or suspending the use of bisphenol-A in certain products or requiring warnings regarding bisphenol-A. In July 2012, the FDA banned the use of bisphenol-A in baby bottles and children’s drinking cups, and in July 2013, the FDA banned the use of bisphenol-A in epoxy resins that coat infant formula cans. In France, the production, importation, exportation and the placement on the market of baby bottles containing bisphenol-A was suspended by a law of 2010. This suspension was extended in 2013 to packaging and utensils for food intended for children under 3 and in 2015 to packaging and utensils for all other foods. Following a decision of the French Constitutional Court, the suspension is currently limited to the importation and the placement on the market of those packaging and utensils containing bisphenol-A. The law also includes certain product labeling requirements. More generally, France is very attentive to the issue of endocrine disruptors and food safety (e.g. Food Conference in 2017 (Etats généraux de l’alimentation)). In the first quarter of 2014, the European Food Safety Authority recommended that the tolerable daily intake of bisphenol-A be lowered. The European Chemicals Agency now classifies bisphenol-A as a “substance of very high concern.” Further, the U.S. or additional international, federal, state or other regulatory authorities could restrict or prohibit the use of bisphenol-A in the future. For example, in 2015, the State of California declared bisphenol-A a reproductive system hazard and listed BPA as a hazardous chemical under California’s Safe Water and Toxic Environment Act, which may trigger a requirement to include warning labels on consumer items containing bisphenol-A. In addition, recent public reports, litigation and other allegations regarding the potential health hazards of bisphenol-A could contribute to a perceived safety risk about Crown’s products and adversely impact sales or otherwise disrupt Crown’s business. While Crown is exploring various alternatives to the use of bisphenol-A and conversion to alternatives is underway in some applications, there can be no assurance Crown will be completely successful in its efforts or that the alternatives will not be more costly to Crown. Also, for example, future restrictions in some jurisdictions on air emissions of volatile organic compounds and the use of certain paint and lacquering ingredients may require Crown to employ additional control equipment or process modifications. Crown’s operations and properties, both in the United States and abroad, must comply with these laws and regulations. In addition, a number of governmental authorities in the United States and abroad have introduced or are contemplating enacting legal requirements, including emissions limitations, cap and trade systems or mandated changes in energy consumption, in response to the potential impacts of climate change. Given the wide range of potential future climate change regulations in the jurisdictions in which Crown operates, the potential impact to Crown’s operations is uncertain. In addition, the potential impact of climate change on Crown’s operations is highly uncertain. The impact of climate change may vary by geographic location and other circumstances, including weather patterns and any impact to natural resources such as water.

A number of governmental authorities both in the U.S. and abroad also have enacted, or are considering, legal requirements relating to product stewardship, including mandating recycling, the use of recycled materials and/or limitations on certain kinds of packaging materials such as plastics. In addition, some companies with packaging needs have responded to such developments, and/or to perceived environmental concerns of consumers, by using containers made in whole or in part of recycled materials. Such developments may reduce the demand for some of Crown’s products, and/or increase its costs.

Crown has a significant amount of goodwill that, if impaired in the future, would result in lower reported net income and a reduction of its net worth.

Impairment of Crown’s goodwill would require a write down of goodwill, which would reduce Crown’s net income in the period of any such write down. At December 31, 2018, the carrying value of Crown’s goodwill was $4.4 billion. Crown is required to evaluate goodwill reflected on its balance sheet at least annually, or when circumstances indicate a potential impairment. If it determines that the goodwill is impaired, Crown would be required to write off a portion or all of the goodwill.

If Crown fails to retain key management and personnel, Crown may be unable to implement its business plan.

Members of Crown’s senior management have extensive industry experience, and it might be difficult to find new personnel with comparable experience. Because Crown’s business is highly specialized, Crown believes that it would also be difficult to replace its key technical personnel. Crown believes that its future success depends, in large part, on its experienced senior management team. Losing the services of key members of its management team could limit Crown’s ability to implement its business plan. In addition, under Crown’s unfunded Senior Executive Retirement Plan certain members of senior management are entitled to lump sum payments upon retirement or other termination of employment and a lump sum death benefit of five times the annual retirement benefit.

A significant portion of Crown’s workforce is unionized and labor disruptions could increase Crown’s costs and prevent Crown from supplying its customers.

A significant portion of Crown’s workforce is unionized and a prolonged work stoppage or strike, lockout, slowdown, or similar dispute or disruption at any facility with unionized employees could increase its costs and prevent Crown from supplying its customers. In addition, upon the expiration of existing collective bargaining agreements, Crown may not reach new agreements without union action in certain jurisdictions and any such new agreements may not be on terms satisfactory to Crown. If Crown is unable to negotiate acceptable collective bargaining agreements, it may become subject to union-initiated work stoppages, strikes, slowdowns, or similar disputes or disruptions. Moreover, additional groups of currently non-unionized employees may seek union representation in the future.

Failure by Crown’s joint venture partners to observe their obligations could adversely affect the business and operations of the joint ventures and, in turn, the business and operations of Crown.

A portion of Crown’s operations, including certain beverage can operations in Asia, the Middle East and South America, is conducted through joint ventures. Crown participates in these ventures with third parties. In the event that Crown’s joint venture partners do not observe their obligations or are unable to commit additional capital to the joint ventures, it is possible that the affected joint venture would not be able to operate in accordance with its business plans or that Crown would have to increase its level of commitment to the joint venture.

If Crown fails to maintain an effective system of internal control, Crown may not be able to accurately report financial results or prevent fraud.

Effective internal controls are necessary to provide reliable financial reports and to assist in the effective prevention of fraud. Any inability to provide reliable financial reports or prevent fraud could harm Crown’s business. Crown must annually evaluate its internal procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires management and auditors to assess the effectiveness of internal controls. If Crown fails to remedy or maintain the adequacy of its internal controls, as such standards are modified, supplemented or amended from time to time, Crown could be subject to regulatory scrutiny, civil or criminal penalties or shareholder litigation.

In addition, failure to maintain adequate internal controls could result in financial statements that do not accurately reflect Crown’s financial condition. There can be no assurance that Crown will be able to complete the work necessary to fully comply with the requirements of the Sarbanes-Oxley Act or that Crown’s management and external auditors will continue to conclude that Crown’s internal controls are effective.

Crown is subject to litigation risks which could negatively impact its operations and net income.

Crown is subject to various lawsuits and claims with respect to matters such as governmental, environmental and employee benefits laws and regulations, securities, labor, and actions arising out of the normal course of business, in addition to asbestos-related litigation described under the risk factor titled “Pending and future asbestos litigation and payments to settle asbestos-related claims could reduce Crown’s cash flow and negatively impact its financial condition.” Crown is currently unable to determine the total expense or possible loss, if any, that may ultimately be incurred in the resolution of such legal proceedings. Regardless of the ultimate outcome of such legal proceedings, they could result in significant diversion of time by Crown’s management. The results of Crown’s pending legal proceedings, including any potential settlements, are uncertain and the outcome of these disputes may decrease its cash available for operations and investment, restrict its operations or otherwise negatively impact its business, operating results, financial condition and cash flow.

Some of Crown’s products are relied upon by customers or end users in their facilities or operations, or are manufactured for relatively broad industrial, transportation or consumer use. Crown faces an inherent risk of exposure to claims and damage to its reputation or brands in the event that the failure, use or misuse of Crown’s products results, or is alleged to result, in death, bodily injury, property damage or economic loss. For instance, Crown products may fail while being used to transport heavy, industrial equipment. A successful product liability claim or series of claims against Crown, or a significant warranty claim or series of claims against Crown, could have a material adverse effect on Crown.

In March 2015, the Bundeskartellamt, or German Federal Cartel Office (“FCO”), conducted unannounced inspections of the premises of several metal packaging manufacturers, including one of Crown’s German subsidiaries. The local court order authorizing the inspection cited FCO suspicions of anti-competitive agreements in the market for the supply of metal packaging products. Crown conducted an internal investigation into the matter and discovered instances of inappropriate conduct by certain employees of German subsidiaries of Crown. Crown cooperated with the FCO and submitted a leniency application with the FCO which disclosed the findings of its internal investigation to date. In April 2018, the FCO discontinued its national investigation and referred the matter to the European Commission (the “Commission”). Following the referral, Commission officials conducted unannounced inspections of the premises of several metal packaging manufacturers, including Crown subsidiaries in Germany, France and the United Kingdom.

The Commission’s investigation is ongoing and, to date, the Commission has not officially charged Crown or any of its subsidiaries with violations of competition law. Crown is cooperating with the Commission and submitted a leniency application with the Commission with respect to the findings of the investigation in Germany referenced above. This application may lead to the reduction of possible future penalties. At this stage of the investigation Crown believes that a loss is probable, but is unable to predict the ultimate outcome of the Commission’s investigation and is unable to estimate the loss or possible range of losses that could be incurred, and has therefore not recorded a charge in connection with the actions by the Commission. If the Commission finds that Crown or any of its subsidiaries violated competition law, fines levied by the Commission could be material to Crown’s operating results and cash flows for the periods in which they are resolved or become reasonably estimable.

The downturn in certain global economies could have adverse effects on Crown.

The downturn in certain global economies could have significant adverse effects on Crown’s operations, including as a result of any the following:

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downturns in the business or financial condition of any of Crown’s key customers or suppliers, potentially resulting in customers’ inability to pay Crown’s invoices as they become due or at all or suppliers’ failure to fulfill their commitments;

•

potential losses associated with hedging activity by Crown for the benefit of Crown’s customers including counterparty risk associated with such hedging activity, or costs associated with changing suppliers;

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a decline in the fair value of Crown’s pension assets or a decline in discount rates used to measure Crown’s pension obligations, potentially requiring Crown to make significant additional contributions to its pension plans to meet prescribed funding levels;

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the deterioration of any of the lending parties under Crown’s senior secured revolving credit facilities or the creditworthiness of the counterparties to Crown’s derivative transactions, which could result in such parties’ failure to satisfy their obligations under their arrangements with Crown;

•	noncompliance with the covenants under Crown’s indebtedness as a result of a weakening of Crown’s financial position or results of operations; and

•	the lack of currently available funding sources, which could have a negative impact upon the liquidity of Crown as well as that of its customers and suppliers.

Crown relies on its information technology and the failure or disruption of its information technology could disrupt its operations and adversely affect its results of operations.

Crown’s business increasingly relies on the successful and uninterrupted functioning of its information technology systems to process, transmit, and store electronic information. A significant portion of the communication between Crown’s personnel around the world, customers, and suppliers depends on information technology. As with all large systems, Crown’s information technology systems may be susceptible to damage, disruptions or shutdowns due to failures during the process of upgrading or replacing software, databases or components thereof, power outages, hardware failures, computer viruses, attacks by computer hackers, telecommunication failures, user errors or catastrophic events. In addition, security breaches could result in unauthorized disclosure of confidential information.

The concentration of processes in shared services centers means that any disruption could impact a large portion of Crown’s business within the operating zones served by the affected service center. If Crown does not allocate, and effectively manage, the resources necessary to build, sustain and protect the proper technology infrastructure, Crown could be subject to transaction errors, processing inefficiencies, loss of customers, business disruptions, the loss of or damage to intellectual property through security breach, as well as potential civil liability and fines under various states’ laws in which Crown does business. While Crown has security measures in place designed to protect the integrity of customer information and prevent data loss, misappropriation, and other security breaches, Crown’s information technology system could nevertheless be penetrated by outside parties intent on extracting information, corrupting information or disrupting business processes. In addition, if Crown’s information technology systems suffer severe damage, disruption or shutdown and Crown’s business continuity plans do not effectively resolve the issues in a timely manner, Crown may lose revenue and profits as a result of its inability to timely manufacture, distribute, invoice and collect payments from its customers, and could experience delays in reporting its financial results, including with respect to Crown’s operations in emerging markets. Furthermore, if Crown is unable to prevent security breaches, it may suffer financial and reputational damage because of lost or misappropriated confidential information belonging to Crown or to its customers or suppliers. Failure or disruption of these systems, or the back-up systems, for any reason could disrupt Crown’s operations and negatively impact Crown’s cash flows or financial condition.

Crown may not be able to use all of its foreign tax credit carryforwards in the event it undergoes an ownership change as defined by the U.S. Internal Revenue Code of 1986, as amended.

Crown has substantial foreign tax carryforwards that can, subject to complex limitations, reduce U.S. federal income taxes owed on foreign income. In the event Crown undergoes an ownership change as determined under the U.S. Internal Revenue Code of 1986, as amended (“the Internal Revenue Code”), its use of those foreign income tax credit carryovers may be severely curtailed under section 383 of the Internal Revenue Code. An ownership change may occur if the percentage of Crown’s stock owned by one or more 5% shareholders increases by more than 50 percentage points over the lowest percentage of Crown’s stock owned by those shareholders, measured over a three-year period.

Changes in accounting standards, taxation requirements and other law could negatively affect Crown’s financial results.

New accounting standards or pronouncements that may become applicable to Crown from time to time, or changes in the interpretation of existing standards and pronouncements, could have a significant effect on Crown’s reported results for the affected periods. Crown is also subject to income tax in the numerous jurisdictions in which Crown operates. Increases in income tax rates or other changes to tax laws could reduce Crown’s after-tax income from affected jurisdictions or otherwise affect Crown’s tax liability. For example, certain elements of the Tax Act, including the limitation of tax deductions for interest expense, the treatment of global intangible low-taxed income and foreign-derived intangible income and the allocation of deductions for purposes of computing the foreign tax credit limitation, among others, are pending final regulations from the U.S. Internal Revenue Service and the enactment of these final regulations could adversely affect Crown’s financial results.

In addition, Crown’s products are subject to import and excise duties and/or sales or value-added taxes in many jurisdictions in which it operates. Increases in indirect taxes could affect Crown’s products’ affordability and therefore reduce demand for its products.

Crown may experience significant negative effects to its business as a result of new federal, state or local taxes, increases to current taxes or other governmental regulations specifically targeted to decrease the consumption of certain types of beverages.

Public health officials and government officials have become increasingly concerned about the public health consequences associated with over-consumption of certain types of beverages, such as sugar beverages and including those sold by certain of Crown’s significant customers. Possible new federal, state or local taxes, increases to current taxes or other governmental regulations specifically targeted to decrease the consumption of these beverages may significantly reduce demand for the beverages of Crown’s customers, which could in turn affect demand of Crown’s customers for Crown’s products. For example, Mexico recently implemented a tax on certain sugar sweetened beverages and members of the U.S. Congress have raised the possibility of a federal tax on the sale of certain beverages, including non-diet soft drinks, fruit drinks, teas and flavored waters. Some state governments are also considering similar taxes, and Philadelphia, Pennsylvania has enacted such a tax. If enacted, such taxes could materially adversely affect Crown’s business and financial results. Additionally, France has introduced taxes on drinks with added sugar and artificial sweeteners that companies produce or import and the U.K. introduced a tax on drinks with added sugar in April 2018. France has also imposed taxes on energy drinks using certain amounts of taurine and caffeine. The imposition of such taxes in the future may decrease the demand for certain soft drinks and beverages that Crown’s customers produce, which may cause Crown’s customers to respond by decreasing their purchases from Crown. Consumer tax legislation and future attempts to tax sugar or energy drinks by other jurisdictions could reduce the demand for Crown’s products and adversely affect Crown’s profitability.

The loss of Crown’s intellectual property rights may negatively impact its ability to compete.

If Crown is unable to maintain the proprietary nature of its technologies, its competitors may use its technologies to compete with it. Crown has a number of patents covering various aspects of its products, including its SuperEnd® beverage can end, whose primary patent expired in 2016, Easylift™ full aperture steel food can ends, PeelSeam™ and PeelFit™ flexible lidding and Ideal™ product line. Crown’s patents may not withstand challenge in litigation, and patents do not ensure that competitors will not develop competing products or infringe upon Crown’s patents. Moreover, the costs of litigation to defend Crown’s patents could be substantial and may outweigh the benefits of enforcing its rights under its patents. Crown markets its products internationally and the patent laws of foreign countries may offer less protection than the patent laws of the United States. Not all of Crown’s domestic patents have been registered in other countries. Crown also relies on trade secrets, know-how and other unpatented proprietary technology, and others may independently develop the same or similar technology or otherwise obtain access to Crown’s unpatented technology. In addition, Crown has from time to time received letters from third parties suggesting that it may be infringing on their intellectual property rights, and third parties may bring infringement suits against Crown, which could result in Crown needing to seek licenses from these third parties or refraining altogether from use of the claimed technology.

Demand for Crown’s products could be affected by changes in laws and regulations applicable to food and beverages and changes in consumer preferences.

Crown manufactures and sells packaging primarily for the food and beverage can market. As a result, many of Crown’s products come into direct contact with food and beverages. Accordingly, Crown’s products must comply with various laws and regulations for food and beverages applicable to its customers. Changes in such laws and regulations could negatively impact customers’ demand for Crown’s products as they comply with such changes and/or require Crown to make changes to its products. Such changes to Crown’s products could include modifications to the coatings and compounds that Crown uses, possibly resulting in the incurrence of additional costs. Additionally, because many of Crown’s products are used to package consumer goods, Crown is subject to a variety of risks that could influence consumer behavior and negatively impact demand for Crown’s products, including changes in consumer preferences driven by various health-related concerns and perceptions.